Exhibit 3.21

ARTICLES OF INCORPORATION

OF

US LEC OF NORTH CAROLINA NO. 4 INC.

The undersigned adopts these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.

1. The name of the corporation shall be US LEC of North Carolina No. 4 Inc.

2. The corporation shall have authority to issue one hundred thousand (100,000) shares of Common Stock having a par value of one cent ($.01) per share.

3. The street address, mailing address and county of the initial registered office of the corporation in North Carolina are 212 South Tryon Street, Suite 1540, Charlotte, Mecklenburg County, North Carolina 28218; and the name of the initial registered agent at such address is Tansukh v. Ganatra.

4. The name and address of the incorporator are:

Name	Address
Aaron D. Cowell, Jr.	NationsBank Corporate Center 100 North Tryon Street, Floor 47 Charlotte, NC 28202-4003

5. A director of the corporation shall not be personally liable for monetary damages for breach of any duty as a director except and only to the extent applicable law restricts the effectiveness of this provision. Any repeal or modification of this article shall be prospective only and shall not diminish the rights or expand the personal liability of a director of the corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

This the 22nd day of June, 1998.

/s/ Aaron D. Cowell, Jr.
Aaron D. Cowell, Jr

ARTICLES OF MERGER

MERGING

US LEC OF NORTH CAROLINA NO. 3 INC.

INTO

US LEC OF NORTH CAROLINA NO. 4 INC.

US LEC of North Carolina No. 4 Inc., a North Carolina corporation (the “Surviving Corporation”), hereby submits these Articles of Merger for the purpose of merging US LEC of North Carolina No. 3 Inc., a corporation organized under the laws of the State of Delaware (the “Merging Corporation”), into the Surviving Corporation.

1. The Agreement and Plan of Merger attached hereto as Exhibit A was duly approved in the manner prescribed by law by the shareholders of each of the corporations participating in the merger.

2. The merger is permitted by the law of the state of incorporation of each foreign entity which is a party to the merger.

3. Each foreign entity which is a party to the merger has complied or shall comply with the applicable laws of its state of incorporation regarding such merger.

4. The Articles of Incorporation of the Surviving Corporation shall be amended as follows:

Article 1 of the Articles of Incorporation of US LEC of North

Carolina No. 4 Inc. is deleted in its entirety and a new Article 1 is inserted in lieu thereof which shall be and read as follows:

“1. The name of the corporation is US LEC of North Carolina Inc.”

These Articles of Merger shall become effective at 11:59 p.m. Eastern Daylight Time on July 31, 1998.

This 24th day of July, 1998

US LEC OF NORTH CAROLINA NO. 4 INC., a North Carolina corporation

By:	/s/ Aaron D. Cowell, Jr.
Aaron D. Cowell, Jr.
Executive Vice President, General Counsel and Secretary